SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2007

mPHASE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-24969	22-2287503
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Identification No.)		Incorporation)

587 Connecticut Ave., Norwalk, CT 06854-0566
(Address of Principal Executive Offices) (ZIP Code)

Registrant's telephone number, including area code: (203) 838-2741

Item 8: Other Events

mPhase Technologies, Inc. announced today that its wholly-owned subsidiary AlwaysReady, Inc., has engaged Source Capital Group, an investment banking firm specializing in the placement of private equity to raise from $4 million to $15 million. Source Capital Group, Inc. was founded in 1994 as a boutique firm specializing in small to medium sized investment banking transactions. The firm has grown to include a General Securities business, Emerging Market Securities, Distressed and High Yield Debt Securities, and its historic Investment Banking activity. Source Capital Group now has over 100 Registered Representatives in seven branch offices.

It is anticipated that the funding will involve a private placement of up to 10% of the common stock of AlwaysReady, Inc. which was recently formed by mPhase to own, develop and commercialize mPhase's nanotechnology products as a separate company. The funds being raised will be used for continuing research and development expenses to be incurred for nanotechnology product development during the next 12 months with the Bell Labs division of Lucent Technologies, Inc.

Since February of 2004, Bell Labs has been conducting research for mPhase, at a cost of approximately $3.6 million, that demonstrates the control and manipulation of fluids on super hydrophobic surfaces to create power cells by controlling wetting behavior of electrolyte on nanostructured electrodes. AlwaysReady,Inc. that also plans to commercialize potential product applications that could include Radio Frequency Identification Tags as well as several military applications will continue such research with Bell Labs.

Since March of 2005, Bell Labs has also been conducting research for mPhase at a cost of approximately $2.4 million of an extremely sensitive magnetometer or electronic sensing device. A number of different designs are being developed using Micro-Mechanical Systems (MEMS). AlwaysReady, Inc. that also plans to commercialize potential product applications that could include location devices to be used in cellular telephones as well as a number of security and military applications will also continue such research with Bell Labs.

It is planned that AlwaysReady, Inc., will eventually become a publicly-traded company to be listed initially on the over the counter bulletin board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

mPHASE TECHNOLOGIES

By:	/s/ Martin S. Smiley
Martin S. Smiley
Executive Vice President,
Chief Financial Officer and
General Counsel

Date: May 29, 2007